                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to section 13 or 15(d) of The Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                December 30, 2003


                            First Citizens Banc Corp
                            ------------------------
             (Exact name of Registrant as specified in its charter)

             Ohio                           0-25980              34-1558688
             ----                           -------              ----------
(State or other jurisdiction of           (Commission          (IRS Employer
incorporation or organization)            File Number)       Identification No.)


           100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870
           ----------------------------------------------------------
                    (Address of principle executive offices)

       Registrant's telephone number, including area code: (419) 625-4121

                                       N/A
                                       ---
          (Former name or former address, if changed since last report)

                        Date of report: December 30, 2003
                                        -----------------

ITEM 5.   OTHER EVENTS

                                December 30, 2003


To Our Shareholders:

The correspondence that accompanied your last dividend check disclosed that our earnings for the third quarter were $.26 per share compared to $.41 for the same quarter the year before. Our earnings are lower than we would like them to be, largely due to the continuing pressure on interest margins we are facing in this interest rate environment. There seems to be consensus that we are at the bottom of the interest rate cycle, but little consensus on when rates may return to more normal levels.

Many other financial institutions are facing the same challenges. It is likely that you have read of some. We do not want to accept the prospect of sharply lower earnings while we weather this interest rate climate. Therefore, Management wants to make you aware of actions that we are taking to improve the long-term earnings of the Corporation:

     o We continue to believe that we should resist the temptation to add quick earnings by loading our loan portfolio with fixed rate loans. Fixed rates command a premium higher than variable rate, but we can be forced to live with the fixed rate for a substantial period of time. We cannot take the risk of a 10-year fixed commitment when we are the bottom of a rate cycle.

     o By monitoring customer activity, we have found that the Citizens' office on Milan Road in Sandusky has not developed as we expected. This office, obtained when we acquired the Sandusky and Berlin Heights customers of First Merit, has problems with access due to traffic and is within one mile of the Citizens' East Perkins office. We will seek regulatory approval to close this office in the spring of 2004. This will allow us to put a greater focus on our three other offices in the Sandusky market.

     o Citizens' new office on Seminary Street in Norwalk has attracted significant customer activity away from the old Executive Drive office. The Executive Drive office, a very large facility, was originally the main office of Home Savings many mergers ago. Since our Norwalk customers find the other offices more convenient, we will also seek approval to close the Executive Drive office in the spring of 2004 and concentrate on customer service through our other two Norwalk facilities.

     o Consumer loans and mortgage loans have become a commodity in our society - available through many sources. While we will continue to offer these products, we have shifted our emphasis to commercial lending and have reduced our staffing in the consumer and mortgage lending areas.

     o The First Citizens Corporate operations center is now open and houses all corporate support and data processing functions. The Corporation will gain efficiencies by having all operations under one roof, and the sale of the two banking offices and the old SCC operations facility should approximately cover the capital investment in the new facility.

The tough environment for financial institutions is forcing us to take difficult actions to try to protect your best interests. We regret that some of the corporate actions will result in job losses and may cause some initial inconvenience to customers who still utilize the Sandusky and Norwalk offices to be closed. However, we believe that all of these actions will better position the Company for the future.

As always we welcome your comments and thoughts.


                                                  Very truly yours,

                                                  /s/ David A. Voight

                                                  David A. Voight
                                                  President

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


First Citizens Banc Corp


/s/ James O. Miller                                   December 30, 2003
-------------------------                             -----------------
James O. Miller                                       Date
Executive Vice President